                                                                    EXHIBIT 11.1

                      PEDIATRIC SERVICES OF AMERICA, INC.

                       COMPUTATION OF EARNINGS PER SHARE

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
                                             THREE MONTHS ENDED MARCH 31,
                                    ----------------------------------------------
                                              BASIC                 DILUTED
                                    ----------------------  ----------------------
                                        1998       1997        1998        1997
                                    ----------  ----------  ----------  ----------
Weighted average common stock
 outstanding during the period...    7,021,533   6,256,949   7,021,533   6,256,949
Options..........................            0           0     159,708     179,514
Effect upon weighted average of
 shares issued in acquisitions...       53,018           0      53,018           0
                                    ----------  ----------  ----------  ----------
Total............................    7,074,551   6,256,949   7,234,259   6,436,463
                                    ==========  ==========  ==========  ==========

Net income attributable to common
 and common equivalent shares:
   Net income....................   $2,134,354  $1,733,137  $2,134,354  $1,733,137
                                    ==========  ==========  ==========  ==========
Net income per common and common
 equivalent share................   $     0.30  $     0.28  $     0.30  $     0.27
                                    ==========  ==========  ==========  ==========
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